Exhibit 4.7

IMPERIAL TOBACCO GROUP PLC

RULES OF THE IMPERIAL TOBACCO GROUP

BONUS MATCH PLAN

(Approved by the Remuneration Committee on 22 November 2002)

(Amended by the Remuneration Committee on 14 November 2003)

(Amended by the Remuneration Committee on 22 April 2005)

RULES OF THE IMPERIAL TOBACCO GROUP
BONUS MATCH PLAN

1.	Definitions

The following words and expressions shall have the following meanings:-

“Board”	the duly constituted Remuneration Committee of the Board of directors of the Company;

“Company”	Imperial Tobacco Group PLC;

“Control”	as defined in section 840 of the Income and Corporation Taxes Act 1988;

“Early Vesting Date”	as defined at Rule 4.2;

“Employee”	any person other than a director of Imperial Tobacco Group PLC for the time being in full, part-time or temporary employment of any Member of the Group;

“Exit Price”	the middle market price of a Share as derived from the London Stock Exchange Daily Official List on the Vesting Date;

“Expected Vesting Date”	as defined at Rule 4.1;

“Group”	the Company and its Subsidiaries;

“Member of the Group”	the Company or any of its Subsidiaries;

“Model Code”	the Model Code on directors’ and relevant employees’ dealings in securities as set out in the listing rules published by the UK Listing Authority;

“Notional Additional Gain”

the Exit Price multiplied by the number of Notional Additional Shares allocated to a Participant reduced by £0.02 per Notional Additional Share for every £0.01 that the Exit Price is less than the Notional Share Price of the related Notional Lodged Shares;

“Notional Additional Share”	a notional share allocated pursuant to Rule 2.5;

“Notional Lodged Share”	a notional share allocated pursuant to Rule 2.4;

“Notional Share Price”

for any day determined by the Board for the purpose of allocating Notional Lodged shares under the Plan, the middle market price of a Share as derived from the London Stock Exchange Daily Official List on that day;

“Participant”	an Employee who is holding monies in a bank account pursuant to Rule 2.3;

“Plan”	the Imperial Tobacco Group Bonus Match Plan constituted by these Rules;

“Rules”	these Rules as from time to time amended in accordance with their provisions;

“Share”	an ordinary share in the capital of the Company;

“Subsidiary”	a subsidiary or subsidiary undertaking of the Company within the meaning of the Companies Act 1985;

“Vesting Date”	the earlier of the Expected Vesting Date and Early Vesting Date; and

“Vesting Period”	with respect to a Notional Additional Share the period between its allocation under Rule 2.5 and its Vesting Date.

2.                                          Invitations

2.1                                    The Board may, from time to time, invite any Employee to participate in the Plan.

2.2                                    Any such invitation shall:-

(a)                              invite such Employees as the Board may in its discretion determine to deposit monies (in Sterling or in a local currency and on such other terms (if any) as determined by the Board) with:

(i)                              a bank account held with Abacus (C.I.) Limited; or

(ii)                           a bank account designated by the Board; and

(b)                             advise such Employees of the proposed basis of allocation of Notional Additional Shares if they accept the invitation.

2.3                                    An Employee invited to participate in the Plan may accept the invitation by depositing monies in a specified bank account in the manner and within the time prescribed by the invitation.

2.4                                    As soon as practicable following confirmation of the amount deposited by an Employee who accepts an invitation under Rule 2.2 the Board shall allocate Notional Lodged Shares to the Participant by dividing the monies deposited by the Participant by the applicable Notional Share Price.

2.5                                    Following the allocation of Notional Lodged Shares to a Participant under Rule 2.4 the Board shall allocate Notional Additional Shares to that Participant in respect of the Notional Lodged Shares on such basis (including as to vesting) as the Board may in its discretion determine based on length of service with the Group, the Earnings of a Participant, the financial performance of the Group or otherwise howsoever PROVIDED THAT the maximum aggregate number of Notional Additional Shares which may be allocated to a Participant in respect of an invitation shall not exceed the total number of Notional Lodged Shares allocated to the Participant under the Plan in respect of that invitation.

2.6                                    No invitation shall be made to an Employee at a time when that Employee is prohibited from dealing (as defined in paragraph 1 of the Model Code) in Shares by the Model Code.

3.                                          Effect of Allocation

3.1                                    Any Notional Lodged Share and Notional Additional Share allocated to a Participant will be held for that Participant provided that the Participant, throughout the period commencing on the date of allocation of such Notional Lodged Share and Notional Additional Share and ending on their Vesting Date:-

(a)                              remains employed continuously under a contract of employment with any Member of the Group and no notice of termination of such contract is given or received; and

(b)                             does not withdraw any of the monies held in a bank account pursuant to Rule 2.2 in respect of which the allocation of Notional Lodged shares was made.

4.                                          Vesting of Notional Lodged Shares and Notional Additional Shares

4.1                                    Save as otherwise provided, and provided, in the case of Notional Additional Shares that any performance condition imposed by the Board under Rule 2.5 has been satisfied or waived in accordance with its terms, “Expected Vesting Date” in relation to any Notional Lodged Shares and Notional Additional Shares means the date after the allocation of the Notional Additional Shares determined by the Board before that allocation.  If an event occurs as a result of which the Board determines that in relation to all, or any Notional Lodged Shares or Notional Additional Shares previously allocated the Expected Vesting Date is no longer appropriate, the Board may in its discretion substitute such other date as it may determine as the Expected Vesting Date.

4.2                                    Provided, in the case of Notional Additional Shares, that any performance condition imposed by the Board under Rule 2.5 has been satisfied or waived in accordance with its terms, “Early Vesting Date” in relation to any Notional Lodged Shares and Notional Additional Shares means the date on which any of the following events shall first occur prior to the Expected Vesting Date of such Notional Lodged Share and Notional Additional Share:-

(a)                              any person acquiring Control of the Company (including for the avoidance of doubt pursuant to an amalgamation or reconstruction, however effected, or a compromise or a Plan of arrangement sanctioned by the Court under Section 425 of the Companies Act 1985);

(b)                             notice being duly given of a resolution for the voluntary winding-up of the Company;

(c)                              death during service of the Participant; or,

(d)                             cessation of the Participant’s employment by reason of:-

(i)                              ill health, injury, disability or redundancy;

(ii)                           the company employing the Participant ceasing to be a Member of the Group;

(iii)                        the business or part of the business to which the Participant’s office or employment relates being transferred to a person who is not a Member of the Group;

(iv)                       any other circumstances.

(e)                              notice being given that the Shares will cease to be listed on the London Stock Exchange.

4.3                                    For the purposes of this Rule 4, where a Participant’s employment with any Member of the Group is terminated without notice the Participant’s employment shall be deemed to cease on the date on which the termination takes effect and where the said employment is terminated with notice the Participant’s employment shall be deemed to cease on the date on which that notice is given unless the Board in its sole discretion shall agree to extend the date on which the employment is deemed to cease to the date when the notice expires.

5.                                          Payments

5.1                                    Any monies held in a bank account pursuant to Rule 2.2 in respect of an allocation of Notional Lodged shares shall be transferred as soon as practicable (in such manner as the Board may determine) to the relevant Participant following the Vesting Date of those Notional Lodged shares.

5.2                                    Save as otherwise provided, on the Expected Vesting Date of any Notional Lodged shares and Notional Additional Shares a payment shall be made to the Participant equal to the aggregate of:-

(a)                              an amount equal to the Exit Price multiplied by the number of those Notional Lodged Shares less the monies deposited in a bank account by that Participant pursuant to Rule 2.2 in respect of those Notional Lodged shares; and

(b)                             the Notional Additional Gain calculated for those Notional Additional Shares.

5.3                                    If the Vesting Date of any Notional Lodged Shares has arisen under Rule 4.2  payment shall be made to the Participant on or as soon as practicable after the Vesting Date of an amount calculated by mutiplying the Exit Price by the number of those Notional Lodged Shares less the monies deposited in a bank account by that Participant pursuant to Rule 2.2 in respect of those Notional Lodged Shares.

5.4                                    If the Vesting Date has arisen:

(a)                              under Rule 4.2(d)(iv) any allocation of Notional Additional Shares to that Participant shall lapse unless, within six months of that date, the Board shall determine otherwise, in which case a payment shall be made to the Participant of an amount determined by the Board in its discretion, but not exceeding the Notional Additional Gain which the Participant would have been entitled to had the Vesting Date arisen otherwise than under Rule 4.2(d)(iv); or

(b)                             under Rule 4.2(a) or (b), a Participant will be paid on or as soon as practicable after the Vesting Date that proportion of the Notional Additional Gain as is equal to the proportion of the Vesting Period of those Notional Additional Shares that had expired at the occurrence of the event that gave rise to the Vesting Date of those Notional Additional Shares; or

(c)                              under Rules 4.2(c) or (d)(i), (ii) or (iii) a Participant (or the Participant’s estate) will be paid on or as soon as practicable after the Vesting Date that proportion of the Notional Additional Gain as is equal to the proportion of the Vesting Period of those Notional Additional Shares for which the Participant remained an Employee.

5.5                                    For the avoidance of doubt, if. in respect of a Participant’s allocation of Notional Lodged Shares, their Exit Price multiplied by the number of Notional Lodged Shares is less than the monies held in a bank account by that Participant pursuant to Rule 2.2 in respect of those Notional Lodged Shares no payment shall be made in relation to those Notional Lodged Shares.

5.6                                    Benefit received by a Participant under the Plan are not pensionable.

6.                                          Capital Reorganisation

6.1                                    If there is any capital reorganisation of the Company including a capitalisation issue, rights issue or rights offer, consolidation or sub-division or any variation of share capital, or any special dividend, reconstruction or demerger, a Notional Lodged Share and/or or a Notional Additional Share may be adjusted in the manner the Company’s auditors, acting as experts and not as arbitrators, confirm in writing to be fair and reasonable.

6.2                                    Participants shall be notified of any adjustment.

6.3                                    If for any fraction of a Notional Lodged Share or a Notional Additional Share arises for allocation under Rule 6.1, it may be rounded up or down as the Board thinks fit.

7.                                          Taxation

7.1                                    The Company and any Member of the Group may make such provision for and take such action as may be considered by either of them to be necessary or expedient for the withholding or payment of any taxes or any other statutory deductions for which either of them is properly accountable and wherever those taxes are imposed, provided those taxes arise in respect of any payment pursuant to the Rules including (but not limited to) the withholding of funds from any payment under these Rules until a Participant reimburses the

Company or any Member of the Group for the amounts of any such taxes for which it is properly accountable.

7.2                                    For the purposes of this Rule 7 the Company and any Member of the Group may rely on any information supplied to them by any other Member of the Group or by any tax adviser selected by either of them as to the amount of any such tax liability.

8.                                          General

8.1                                    Any notice or other document given to any Employee pursuant to the Plan shall be delivered to him, sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Board to be appropriate or sent to him by e-mail to his usual e-mail address according to the records of his employing company or to such other e-mail address that the Employee may have advised may be used.  Notices or other documents sent by post shall be deemed to have been received 2 days following the date of posting for documents posted to addresses in the United Kingdom and 7 days for documents posted to an overseas address.  All documents sent to or by an Employee will be sent entirely at the employee’s risk.

8.2                                    The decision of the Board on any question of interpretation of the Rules or any dispute relating to or connected with the Plan shall be final and conclusive.

8.3                                    The costs of introducing, operating and administering the Plan shall be borne by the Company.

8.4                                    The Board shall have power from time to time to make regulations for the administration and operation of the Plan provided that they are not inconsistent with these Rules.

8.5                                    Nothing in the Plan shall form part of any Participant’s contract of employment. The rights and obligations of a Participant under the terms and conditions of his employment by any Member of the Group shall not be affected by his participation in the Plan.  The Participant shall have no right to compensation or damages or any other sum or benefit in respect of his ceasing to participate in the Plan or in respect of any loss or reduction of any rights or expectations under the Plan in any circumstances. An Employee who is not invited to participate in the Plan shall have no right to compensation or damages or any other sum or benefit in respect of his non-participation.

8.6                                    An Employee agrees, as a condition of participation in the Plan, to the collection, processing, transfer (including to countries outside the European Economic Area) and retention of the Employee’s personal data for use in connection with the operation of the Plan by any member of the Group and/or any third party retained by the Board to administer the Plan.

9.                                          Amendment

9.1                                    The Plan shall be administered under the direction of the Board who may at any time and from time to time by resolution and without other formality amend or augment the Rules or the Plan in any respect provided that no amendment shall operate to affect adversely in any way any rights already acquired by a Participant without the Participant’s consent.

9.2                                    Notwithstanding anything to the contrary contained herein, the Board may at any time and from time to time by resolution and without further formality amend the Plan in such manner as the Board may consider necessary or desirable:

(a)                              in any way to the extent necessary to render the Plan capable of approval by any governmental or other regulatory body pursuant to any present or future United Kingdom legislation;  or

(b)                             in order to comply with, take advantage of, or otherwise in connection with any taxation, legal, regulatory or other rule, law, guideline, regulation or other provision of or prevailing in any jurisdiction in which this Plan is or is intended to be operated.

10.                                    Termination

The Plan may be terminated at any time by a resolution of the Board, and shall in any event terminate on 1 February 2015.  Any termination shall not affect the outstanding rights of Participants.

11.                                    Governing Law

This Plan shall be governed by the laws of England.

SCHEDULE 1

INTERNATIONAL RULES

The Rules of the Plan apply in the jurisdictions specified below:

Ivory Coast
Macedonia
Madagascar
Serbia
Slovenia
Ukraine